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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                  Safeco Corp.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    786429100
                                 (CUSIP NUMBER)

                                December 31, 2004
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------                                     ---------------------
| CUSIP NUMBER       |                 13G                 | PAGE   OF   PAGES |
| 786429100          |                                     |                   |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS                      Lord, Abbett & Co. LLC
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS     13-5620131
         (entities only)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION   NEW YORK

--------------------------------------------------------------------------------
    NUMBER OF    | 5    SOLE VOTING POWER           7,870,950
     SHARES      |--------------------------------------------------------------
  BENEFICIALLY   | 6    SHARED VOTING POWER         0
    OWNED BY     |--------------------------------------------------------------
      EACH       | 7    SOLE DISPOSITIVE POWER      7,870,950
   REPORTING     |--------------------------------------------------------------
  PERSON WITH    | 8    SHARED DISPOSITIVE POWER    0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                           7,870,950
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        / /
         CERTAIN SHARES        N/A
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.21%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON
         IA
--------------------------------------------------------------------------------

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ITEM 1.

    (a)     NAME OF ISSUER
            Safeco Corp.

    (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            Safeco Plaza, 4333 Brooklyn Ave. NE
            Seattle, WA 98185

ITEM 2.

    (a)     NAME OF PERSON FILING
            Lord, Abbett & Co. LLC

    (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 90 Hudson Street
            Jersey City, NJ 07302

    (c)     CITIZENSHIP
            New York

    (d)     TITLE OF CLASS OF SECURITIES
            Common Stock

    (e)     CUSIP NUMBER
            786429100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (e)     An investment adviser in accordance with
            Section 240.13d-1(b)(1)(ii)(E)

ITEM 4.     OWNERSHIP

    (a)     See No. 9
    (b)     See No. 11
    (c)
            (i)    See No. 5
            (ii)   See No. 6
            (iii)  See No. 7
            (iv)   See No. 8

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            N/A

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ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 2, 2005
----------------
DATE

/s/ Paul. A. Hilstad
--------------------
SIGNATURE

General Counsel
---------------
TITLE